Exhibit 99.1
Penwest
PENWEST REPORTS THIRD QUARTER AND NINE MONTH 2007
FINANCIAL RESULTS
DANBURY, Conn., Nov. 2, 2007 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced its financial results for the third quarter and nine months ended September 30, 2007.
Third Quarter
Total revenues for the third quarter of 2007 were $882,000 compared with $720,000 in the third quarter of 2006. The increase reflects an increase in royalties from Mylan Pharmaceuticals Inc. on sales by Mylan of Pfizer Inc.’s 30 mg generic version of Procardia XL® as well as revenue recognized as research and development reimbursements to be paid to the Company under a collaboration involving the Company’s TIMERx® technology.
Net loss for the third quarter of 2007 was $9.3 million, or $0.40 per share, compared to a net loss of $8.7 million, or $0.38 per share, for the third quarter of 2006.
Selling, general & administrative (SG&A) expenses were $3.4 million for the third quarter of 2007, compared with $3.2 million for the third quarter of 2006. The increase is primarily attributable to increased facility-related costs and increased outside director compensation costs, primarily related to the addition of two outside directors during 2007. These increased costs were partially offset by lower market research expenses for the period, reflecting significant market research activities Penwest conducted in the third quarter of 2006.
Research and product development (R&D) expenses were $6.6 million for the third quarter of 2007, compared with $6.8 million for the third quarter of 2006. The decrease reflects lower expenses related to the development of nalbuphine ER, lower expenses associated with Opana ER®, reflecting the higher expenses incurred by the Company in the third quarter of 2006 in preparation for the launch of Opana ER by Endo Pharmaceuticals Inc., and lower expenses for other early stage product candidates. These decreases were partially offset by payments to Edison Pharmaceuticals, Inc. in connection with Penwest’s collaboration agreement with Edison.
Jennifer L. Good, President and Chief Executive Officer of Penwest, said, “During the third quarter, we made important progress in advancing our R&D pipeline. Our Phase IIa nalbuphine ER trial is on track to generate topline data in early 2008, and we began preclinical development work on A0001, the compound we in-licensed from Edison during the quarter. In addition, we entered into a collaboration with Otsuka Pharmaceutical under which a product candidate is being developed using our TIMERx technology. We believe we are positioning our pipeline for an active clinical year in 2008.”

Penwest
Interest expense for the quarter and nine months ended September 30, 2007 reflects interest on the term loan for $12.0 million entered into in March 2007.
As of September 30, 2007, Penwest had $29.9 million in cash, cash equivalents and marketable securities, compared with $40.6 million as of December 31, 2006.
Nine Months Ended September 30, 2007
Total revenues for the nine months ended September 30, 2007 were $2.4 million compared with $2.8 million for the nine months ended September 30, 2006. Revenues in both periods were generated primarily from royalties on sales by Mylan of Pfizer’s 30mg generic version of Procardia XL®, which were lower in the nine month period of 2007 than in the comparable nine month period of 2006 due to a decrease in royalties from Mylan. This decrease in Mylan royalties was partially offset by increased revenues from Penwest’s sales of bulk TIMERx material to Endo in the nine months ended September 30, 2007 for use in Opana ER as well as revenue recognized for research and development reimbursements on a project involving the Company’s TIMERx technology.
Net loss for the nine months ended September 30, 2007 was $25.2 million, or $1.08 per share, compared with a net loss of $22.5 million, or $0.99 per share, for the nine months ended September 30, 2006.
SG&A expenses for the nine months ended September 30, 2007 increased $331,000 to $10.8 million from $10.5 million for the nine months ended September 30, 2006. The increase primarily reflects increased facility-related costs and legal fees associated with business development activities and general corporate matters, including compliance with new SEC reporting requirements. These increases were partially offset by decreased market research expenses in the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006, reflecting the significant market research activities Penwest conducted in the nine month period of 2006.
R&D expenses for the nine months ended September 30, 2007 increased $643,000 to $17.1 million from $16.4 million for the nine months ended September 30, 2006. The increase reflects collaboration payments to Edison, as noted above, and increased spending on the development of nalbuphine ER. These increased costs were partially offset by decreased expenses recorded for stock-based compensation and lower expenses on other, early stage product candidates in Penwest’s development pipeline, as well as lower expenses associated with Opana ER, reflecting the higher expenses incurred by the Company in the nine months ended September 30, 2006 in preparation for Endo’s launch of Opana ER.
Conference Call and Webcast
Jennifer L. Good, President and Chief Executive Officer, and Benjamin L. Palleiko, Senior Vice President, Corporate Development and Chief Financial Officer, will be holding a conference call today at 11:00 am EDT to review the Company’s financial results for the third quarter and first nine months of 2007 and provide an update on the Company’s operations. The dial-in numbers for the call are: Domestic — 877-809-3716;

Penwest
International — 706-634-9511. The conference ID is “21380469.” The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest web site at www.penwest.com.
Penwest Pharmaceuticals
Penwest is a drug development company dedicated to bringing to the marketplace innovative products that help improve the lives of patients. The Company’s goal is to identify, develop and commercialize products that address unmet medical needs, primarily for diseases of the nervous system. Penwest is currently applying its drug delivery and drug development expertise to a pipeline of potential products that are in various stages of development, and that it intends to commercialize independently or through third party alliances.
Penwest Forward-Looking Statement
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of Opana ER and our reliance on Endo for the commercial success of Opana ER, regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions; uncertainty of success of collaborations; the timing of clinical trials, including the impact of enrollment rates; whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by Penwest will protect the Company’s products and technology and whether the Company could successfully prevent others from infringing its patents and other intellectual property; actual and potential competition; the need for capital; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2007, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statement made. Penwest disclaims any intention or obligation to update any forward-looking statements.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.

Penwest

Contacts:	Investors:	Media:
	Ben Palleiko/Diane D’Alessandro	Caroline Gentile/Laura Walters
	(203) 796-3700	Kekst and Company
	(877) 736-9378	(212) 521-4800

Penwest
Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
Revenues:
Royalties and licensing fees	$731	$669	$1,996	$2,529
Product sales	53	51	342	231
Research and development reimbursements	98	—	98	—

Total revenues	882	720	2,436	2,760
Cost of revenues:
Cost of product sold	48	49	302	104
Cost of research and development reimbursements	95	—	95	—

Total cost of revenues	143	49	397	104

Gross profit	739	671	2,039	2,656

Operating Expenses:
Selling, general and administrative	3,444	3,189	10,832	10,501
Research and product development	6,625	6,843	17,051	16,408

Total operating expenses	10,069	10,032	27,883	26,909

Loss from operations	(9,330)	(9,361)	(25,844)	(24,253)
Investment income	429	620	1,448	1,793
Interest expense	(350)	—	(767)	—

Net loss	$(9,251)	$(8,741)	$(25,163)	$(22,460)

Basic and diluted net loss per common share	$(0.40)	$(0.38)	$(1.08)	$(0.99)

Weighted average shares of common stock outstanding	23,261	22,941	23,197	22,663

Other Information

	September 30, 2007	December 31, 2006
Cash, cash equivalents and marketable securities	$29,885	$40,590